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March 21, 2008 supplement

Q&A with Steve Reynolds on merger-related topics

This supplement to the March 21 issue of Friday Focus covers more questions and answers from the Brown Bag Forum last week with Steve Reynolds. For more Q&A, see the March 21 Friday Focus.

1.
Regarding the merger, if the UTC decides in September, when actually will the turnover to Macquarie take place? “There are a lot of timing issues and terms and conditions. If the commission acts in early September, I think you could see a closed transaction some time in the third or fourth quarter.

2.
What are the top two or three adjustments you expect PSE employees will need to make as part of the merger? “As we’ve said, I expect it to be business as usual, only better – better access to capital. I don’t think there will be any substantial difference as a result of the merger. I’ve worked with all the parties involved and I can personally testify, they’re not here to run our business. They’re here to give us access to capital. We won’t have publicly traded equity so we’ve suspended the Employee Stock Purchase Plan – that’s a change. Hopefully we’ll have some other things to look at in lieu of that, over time. We’ll have different kinds of reporting requirements – we won’t have the same frequency and we won’t have to worry about short-term gyrations in the stock price.”

3.
In your view, what are the credit implications of the merger? How do the rating agencies view the merger?  “The rating agencies – Moody’s, and Standard and Poor’s – have done some preliminary review of what the ultimate structure of the company will look like under the consortium. I don’t think there’s any concern with regards to the ratings agencies. As I said at the outset, I think we’re a healthier company today – including our credit position – than we’ve ever been, and I don’t expect that to change.”

4.
Typical post-merger activities often include executive movement. Can you give assurance that you and your leadership team are committed to staying with PSE for the next two to five years? “As we represented at the time of the announcement, the Macquarie group and the buyers are committed to retaining all the employees and the current management team. There may be some of you who would selectively like some of the management team to go away [laughing].  From my standpoint, I have no intention to leave. I think you’ve got the same commitment from the rest of the management team. We just lost Darren Brady because he had another opportunity, and that will happen, but I don’t think anyone is planning to jump ship as a result of the merger.”

5.
Will any U.S. or Washington state government have regulating authority on how much of the profits of PSE the Macquarie consortium can take out of the U.S.A.? “We have 129 million shares of stock outstanding today, and a significant number of those are held outside of the U.S. The notion of having entities outside the U.S. own a utility is not new. I think it’s quite ironic that people raise this issue. When you stop and think that 35 percent of the gas we use here comes from Canada … it’s a global world.  People can invest from wherever. The Macquarie side of the consortium is largely New York-based. The pension funds in Canada will keep any proceeds from their investment in Canada. That’s the way it works.”

6.
Was there an article that said within two years Macquarie would sell part of their interest in PSE? “Let’s be very clear. There are several parties involved in this transaction – the Alberta Pension Fund, the British Columbia Pension Fund, the Canadian Federal Pension Fund, and three different Macquarie entities. They own various percentages of the opportunity to buy us. What has been publicly acknowledged in our Federal Energy Regulatory Commission application is the right (of Macquarie in particular, which has the majority opportunity) to sell down pieces of their share. That has always been intended. The Macquarie bank (one of the Macquarie entities) does not want to be the long-term owner. As they assembled the consortium, they became a placeholder. Ultimately, I think that piece will be held by another Macquarie entity – that’s my understanding.”

7.
Can you comment on the analyst who alleged that Macquarie is another Enron?    “I can’t speak to specific comments by stock analysts but I can tell you that senior management and the board of directors very carefully considered and studied who it was we were entering into the merger with, because we want to do what’s right for our customers, our shareholders, and our employees, and we are confident that we are joining forces with the right group.”

8.
Can you provide some reassurance that our retirement benefits will come through the merger unscathed? “Nothing is going to change there. I have no reason to believe that anybody is at risk. If you take a look at the 10-K just filed, we have a very well-funded retirement plan that is designed to handle everyone who is going to retire – again, nothing changes. I had this discussion with a former CEO of our company who was worried about his retirement … and I told him, John, it’s OK! It’s alright! Keep in mind, our retirements are there, too!”

9.
When the merger is complete and the stock is purchased at $30 per share, what happens to the stock in our 401(k) accounts – just roll it over into another fund?  Answered at the forum by Anne Otta, PSE retirement benefits consultant: “Your investments in the [Puget Energy] 401(k) stock will be liquidated and will stay in the 401(k) Plan but in a different investment option, which we will be announcing fairly soon.”

10.
The Employee Stock Purchase Plan was a big benefit for employees. Will a comparable benefit be offered after the merger?  Answered at the forum by Marla Mellies, vice president, Human Resources: “Because we can’t do the benefit without company stock, the Employee Stock Purchase Plan is already suspended. We’ve indicated that if the ESPP is terminated (if the merger is approved), we will add an additional $10 per month in flex credits for each full-time employee, for an additional $120 in flex credits next year.”

11.
Is there a plan you can share about what happens if the merger is not approved? “If it’s not approved, it will be business as usual. It will be business as usual either way. (Those of you who hoped to get $30 per share won’t receive $30 per share, but that’s a personal problem.) We’ll continue to do the same things – with or without a merger.”

12.
If the merger is not approved, how does PSE return the money? “We haven’t gotten any yet. The consortium did invest in equity in the business, which we would’ve had to raise anyway. They will own that stock whether or not the merger is completed.”

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, Puget Energy has filed a proxy statement with the Securities and Exchange Commission (SEC). Before making any voting or investment decision, investors and security holders of Puget Energy are urged to carefully read the entire proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those document, because they will contain important information about the proposed transaction. A definitive proxy statement was sent to the shareholders of Puget Energy in connection with the proposed transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Puget Energy at the SEC’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained at no cost from Puget Energy by directing the request to Puget Energy, 10885 NE 4th Street, PSE-08 , Bellevue, WA 98004, Attention: Sue Gladfelter.

PARTICIPANTS IN THE SOLICITATION
Puget Energy, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from Puget Energy shareholders in connection with the proposed transaction.  Information about the interests of Puget Energy’s participants in the solicitation is set forth in Puget Energy’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transaction.